Exhibit 10.33



                     ASSET PURCHASE AGREEMENT





                            Between


                   SOI FINANCE INC. ("SOIFI") AND
                    SHELL OFFSHORE INC. ("SOI")
                             ("SELLER")


                                and


                        McMoRan OIL & GAS LLC
                           ("PURCHASER")



                            Dated Effective
                            December 1, 1999


                           TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT                                                	1
SECTION 1 - DEFINITIONS / EXHIBITS	                                      1
1.1	Agreement:	                                                          1
1.2	Affiliate:	                                                          2
1.3	Contract Rights:                                                    	2
1.4	Effective Time:	                                                     2
1.5	Exhibits:	                                                           3
1.6	Closing:	                                                            3
1.7	Known/Knowledge:                                                    	3
1.8	Lease:	                                                              4
1.9	MMS:                                                                	4
1.10	Net Revenue Interest:                                              	4
1.11	Oil & Gas Interests:                                               	4
1.12	Operator:                                                          	4
1.13	Party:	                                                             5
1.14	Schedules:                                                         	5
1.15	Seller's Retained Override:	                                        5
1.16	Wells:	                                                             5
1.17	Working Interest:	                                                  5
SECTION 2 - PURCHASE AND SALE	                                           5
2.1	Purchase and Sale of Assets:	                                        5
2.1.1	Lease(s):	                                                         6
2.1.2	Associated Interests:	                                             6
2.1.3	Wells:                                                            	6
2.1.4	Easements:	                                                        6
2.1.5	Contract Rights:	                                                  6
2.1.6	Proprietary Data:                                                 	7
2.1.7	Business Records:                                                 	7
2.2	Excluded Assets:                                                    	7
2.2.1	All Seismic Surveys and Other Licensed Data:                      	7
2.2.2	Trade Accounts and Causes of Action:                              	7
2.2.3	Third Party Equipment:	                                            8
2.2.4	Other Excluded Assets:	                                            8
2.3	Assets Subject to Existing Agreements:                              	8
2.3.1	Exclusions:	                                                       9
2.4	Purchase Price:	                                                     9
2.5	Additional Consideration:	                                           9
2.5.1	                                                                  10
2.5.2	                                                                  10
2.5.3	Exclusions:	                                                      11
2.6	Title and Risk of Loss:	                                            12
2.7	Specific Performance:	                                              12
2.8	Insurance:	                                                         12
SECTION 3 - TITLE AND ENVIRONMENTAL	                                    12
3.1	Title Matters:	                                                     12
3.2	Physical Condition of the Assets:	                                  13
3.3	NORM:	                                                              13
3.4	Availability of Data:	                                              13
3.5	Preferential Rights and Consents:	                                  14
SECTION 4 - CLOSING	                                                    15
4.1	Time:	                                                              15
4.2	 Closing:	                                                          16
4.3	Post Closing Obligations:	                                          17
4.3.1	Recording & Filing:	                                              17
4.3.2	Change of Operator:	                                              17
4.3.3	Notices to Third Parties:	                                        18
4.3.4	Property Records:	                                                18
4.3.5	Use of Name:	                                                     19
4.4	Governmental Approvals:	                                            19
SECTION 5.0 - GENERAL REPRESENTATIONS AND WARRANTIES	                   19
5.1	Reciprocal Representations and Warranties:	                         19
5.2	SELLER's Representations & Warranties:	                             20
5.3	PURCHASER's Representations & Warranties:	                          25
5.4	SELLER's Reliance:	                                                 26
5.5	Survival of Representations & Warranties:	                          26
SECTION 6 - PURCHASER'S OBLIGATION	                                     26
6.1	PURCHASER's Assumed Obligations:	                                   26
6.2	Plugging and Abandonment of Wells, Removal of Facilities:	          27
SECTION 7 - DISCLAIMER OF WARRANTY / INDEMNIFICATION	                   28
7.1	Sale "As Is" "Where Is":	                                           28
7.2	DISCLAIMER REGARDING OIL & GAS INTERESTS:	                          29
7.3	DISCLAIMER REGARDING INFORMATION:	                                  30
7.4	Indemnification:	                                                   31
SECTION 8 - ADMINISTRATIVE PROVISIONS	                                  35
8.1	Expenses of Sale:	                                                  35
8.2	Third Party Rights:	                                                35
8.3	Further Actions:	                                                   35
8.4	Assignment:	                                                        35
8.5 	Notices:	                                                          36
8.6	Public Announcements:	                                              37
8.7	Time Limits:	                                                       37
8.8	Compliance with Laws & Regulations:	                                37
8.9	Applicable Law:	                                                    38
8.10	Arbitration:	                                                      38
8.11	Severance of Invalid Provisions:	                                  40
8.12	Construction & Interpretation:	                                    40
8.12.1	Headings for Convenience:	                                       40
8.12.2	Gender & Number:	                                                40
8.12.3	Independent Representation:	                                     40
8.13	Integrated Agreement:	                                             41
8.14	Binding Effect:	                                                   41
8.15	Multiple Counterparts:	                                            41
8.16	Fair Notice Disclosure Statement:	                                 42




                          ASSET PURCHASE AGREEMENT


	THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated January 14th, 2000, (but is for all purposes effective as of the Effective Time) by and between SHELL OFFSHORE INC. ("SOI"), a Delaware corporation, having a post office address of P.O. Box 61933, New Orleans, Louisiana 70161, and SOI FINANCE INC. ("SOIFI"), a Delaware corporation having a post office address of P.O. Box 2463, Houston, Texas 77252-2463, herein collectively referred to as "SELLER", and McMoRan OIL & GAS LLC, a Delaware limited liability company, ("PURCHASER"), the address for which is 1615 Poydras Street, New Orleans, Louisiana 70112. SELLER and PURCHASER are sometimes separately referred to as a "Party" and are sometimes collectively referred to as "Parties".

	WHEREAS, subject to the terms and conditions set forth in this Agreement, PURCHASER desires to purchase from SELLER, and SELLER desires to sell to PURCHASER, all of SELLER's interests, subject to SELLER's retention of an overriding royalty interest, in certain oil and gas properties located in the Outer Continental Shelf of the Gulf of Mexico and in the State of Louisiana.

	NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, PURCHASER and SELLER agree as follows:

SECTION 1 - DEFINITIONS / EXHIBITS

	The following terms as used in this Agreement shall have the definitions set forth below:

1.1	Agreement:
Shall mean this "Asset Purchase Agreement" together with its attached Exhibits and Schedules, all of which are incorporated into this Agreement for all purposes and as fully as if set forth in the text of this Agreement.

1.2	Affiliate:
Shall mean

(a)	any corporation, limited liability company or partnership (including a limited partnership), or other entity owned or controlled by a Party to this Agreement. Ownership or control by a Party is deemed to exist if a Party to this Agreement directly or indirectly owns or controls fifty percent (50%) or more of the outstanding stock of the corporation having the right to vote for directors of the corporation (or fifty percent (50%) or more of the interests in the partnership or other entity). The stock (or interests in a partnership or other entity) owned or controlled by a Party shall include all stock (or other interests) directly or indirectly owned or controlled by any other corporation, partnership or other entity owned or controlled by a Party to this Agreement; and

(b) any "parent" corporation, limited liability company, partnership or other entity that directly or indirectly owns or controls fifty percent (50%) or more of the outstanding stock (or other interests) having the right to vote for directors of a Party to this Agreement (or fifty percent (50%) or more of the interests in the Party), and

(c) any "sister" corporation, partnership or other entity in which the parent corporation directly or indirectly owns or controls fifty percent (50%) of the voting stock (or other interests) in such sister corporation.

1.3 Contract Rights:
Shall have the meaning set forth in Section 2.1.5.

1.4 Effective Time:
Shall mean 7:00 a.m. local time where the Oil & Gas Interests are located on December 1, 1999.

1.5	Exhibits:
Attached hereto and forming an integral part of this Agreement are Exhibits "1" through "6" which are individually described as follows:

Exhibit "1"		Description of Property
Exhibit "2a"		Form of Assignment of Record Title (OCS)
Exhibit "2b"		Form of Assignment Record Title (State of Louisiana)
Exhibit "2c"		Form of Assignment of Operating Rights
Exhibit "2d"		Form of Assignment of Overriding Royalty Interest
Exhibit "3"		Excluded Property
Exhibit "4"		Escrow Agreement and Allocation Values
Exhibit "5"	List of Unexpired Preferential Rights and Unobtained Consents
Exhibit "6"		Non-Foreign Affidavits

1.6	Closing:
Shall mean, subject to Section 3.5, (i) the execution and delivery of the operative conveyances and other closing documents evidencing this transaction, and (ii) the payment of the Purchase Price to SELLER, and any other amounts to be paid at Closing pursuant to the terms of this Agreement.

1.7	Known/Knowledge:
Whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as "to such Party's Knowledge" or "Known to such Party," the Parties intend that the only information to be attributed to such Party is information actually known to (a) the person in the case of an individual or (b) in the case of a corporation (or other business entity), a current officer or employee. Unless otherwise specifically provided in this Agreement, no Party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as "to such Party's Knowledge" or "Known to such Party."

1.8	Lease:
Shall mean the oil and gas lease(s) (or portion(s) thereof) identified in Exhibit "1" attached hereto and the lands affected by each such Lease.

1.9	MMS:
Shall mean the U.S. Department of the Interior, Minerals Management Service, or any successor agency, and the records maintained at the New Orleans, La. Regional Office of that agency, or any successor agency.

1.10	Net Revenue Interest:
Shall mean the aggregate fractional or percentage ownership of SELLER, immediately prior to the Effective Time, of the right to receive hydrocarbon production (either in-kind or the share of proceeds from sales of hydrocarbon production) from the applicable Leases (excluding non-consent operations), after the deduction of all burdens upon a Lease such as lessor's royalty and any overriding royalties not being assigned to PURCHASER hereunder.

1.11	Oil & Gas Interests:
Shall mean all of SELLER's interest in the Leases and other oil and gas leasehold estates or interests, as set forth in Exhibit "1", together with SELLER's ownership or other interest in the well(s) located on the Lease(s) and other rights and interests described in Section 2.1 below.

1.12	Operator:
Shall mean the person, designated or approved as Operator of the Oil & Gas Interests under the terms of the applicable joint operating agreement, if any, or by the appropriate government agency.

1.13	Party:
Shall mean any of the named SELLER and PURCHASER.

1.14 Schedules:
Attached hereto and forming an integral part of this Agreement are:

Schedule 5.2(c)	Preferential Purchase Rights and Consents to Assignments
Schedule 5.2(f)	Well List
Schedule 5.2(k)	Lease Burdens

1.15 Seller's Retained Override:
SELLER's Retained Override shall have the meaning set forth in Section 2.5.1.

1.16 Wells:
Shall have the meaning set forth in Section 2.1.3.

1.17	Working Interest:
Shall mean the aggregate fractional or percentage record title interest and operating rights of SELLER in and to each Lease immediately prior to the Effective Time by virtue of which SELLER has the right to conduct the operations contemplated by a Lease and this Agreement.

SECTION 2 - PURCHASE AND SALE

2.1	Purchase and Sale of Assets:
SELLER agrees to sell and PURCHASER agrees to purchase, for the consideration recited and upon the terms and conditions contained in this Agreement, the Oil & Gas Interests . Except for the excluded assets listed in Section 2.2 below, and subject to Section 3.5, upon Closing, SELLER shall sell, assign and deliver to PURCHASER all of SELLER's right, title and interest in, to and under all of the Oil & Gas Interests, including the following assets:

2.1.1	Lease(s):
All of SELLER's record title interest (or operating rights) comprising the Working Interest and Net Revenue Interest in each Lease, or portion thereof, and other interests in oil and gas described in Exhibit "1" and all rights, privileges and obligations appurtenant to each Lease; and

2.1.2	Associated Interests:
All of SELLER's rights in any unit in which a Lease is included, to the extent that these rights arise from and are associated with a Lease, including without limitation, all rights derived from any pooling order, operating agreement, communitization or other agreement or from any declaration or order of any governmental body; and

2.1.3	Wells:
All of SELLER's right, title and interest in all oil, gas or condensate wells and wellbore(s) (whether producing, not producing or permanently or temporarily abandoned), water source, water injection and other injection and disposal wells and systems located on a Lease (or lands pooled with a Lease); and

2.1.4	Easements:
All of SELLER's right, title and interest in all easements, rights of way, licenses, permits, servitudes, surface leases and similar interests applicable or used in operating a Lease, to the extent assignable or transferable; and

2.1.5	Contract Rights:
All of SELLER's right, title and interest in the contracts and contractual rights, obligations and interests (to the extent assignable or transferable) insofar as relating to any of the Leases identified on Exhibit 1 hereto; and

2.1.6	Proprietary Data:
To the extent assignable or transferable, all of SELLER's right, title and interest in all geological data (including, but not limited to interpretive maps, electric logs and shallow hazard surveys) existing as of the Effective Time owned by SELLER as of Closing relating to a Lease, but excluding any seismic surveys and any geological data which might serve to reveal or disclose proprietary interpretive or processing methods or techniques; and

2.1.7	Business Records:
Originals of all lease files, land files, division order files, abstracts, title opinions and contract files, and photocopies of all well files and production records, insofar as they directly relate to the assets described in Sections
2.1.1 through 2.1.6 above (but excluding any internal valuations, price forecasts or interpretive data or documentation excluded under Section 2.1.6).

2.2	Excluded Assets:
The assets to be assigned and conveyed under this Agreement do not include (collectively, the "Excluded Assets"):

2.2.1	All Seismic Surveys and Other Licensed Data:
All seismic surveys and other seismic, geophysical, or geological data owned by or licensed from third parties or subject to a confidentiality obligation in favor of a third party or any of SELLER's intellectual property, proprietary seismic data (other than shallow hazards surveys), software, patents, trademarks, logos or service marks used in developing or operating a Lease; and

2.2.2	Trade Accounts and Causes of Action:
Accounts and receivables or refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of SELLER which are attributable to SELLER's ownership of the Oil and Gas Interests prior to the Effective Time, particularly such claims regarding the accounting for any SELLER or Affiliate overriding royalty interest(s); and

2.2.3	Third Party Equipment:
Any leased equipment for which PURCHASER does not specifically assume the lease or third party equipment and property that may be located on a Lease, pipelines, fixtures, and equipment which belong to third parties such as lessors, purchasers and transporters of hydrocarbons, and pipelines or other assets belonging to Affiliates of Seller; and

2.2.4	Other Excluded Assets:
Those assets owned by SELLER listed on Exhibit 4 hereof, entitled "Excluded Property".

2.3	Assets Subject to Existing Agreements:
PURCHASER and SELLER agree that the sale of the Oil & Gas Interests will be made subject to (and PURCHASER upon Closing accepts the Oil and Gas Interests subject to) any and all reservations, exceptions, limitations, contracts, assignments, subleases, farmout agreements, joint operating agreements, letter agreements, pooling or unitization agreements, easements, rights-of-way and all other agreements or instruments (i) which are of record with the MMS, or (ii) which have been made available in the data room to PURCHASER for its review prior to Closing, or (iii) which are listed on Exhibit 1. In addition, as a part of the consideration hereunder, upon Closing PURCHASER shall assume, pay for, and perform SELLER's duties, liabilities and obligations as lessee of each Lease and all duties imposed by governmental laws and regulations respecting each Lease. PURCHASER further agrees to expressly assume SELLER's obligations and liabilities under the contracts identified on Exhibit 1 insofar as such obligations or liabilities relate to the Oil & Gas Interests after the Effective Time, and to execute any documents necessary to effectuate such assumption by PURCHASER.

2.3.1	Exclusions:
PURCHASER shall not assume or be responsible for (i) contractual performance by SELLER due and owing prior to the Effective Time, including any accounting or payments due to third parties for the performance of services, sale of equipment or rentals of tools or equipment on the Leases, (ii) underpayments or failure to pay rentals, royalties, overriding royalties, and other lease burdens due by SELLER on or under the Leases prior to the Effective Time, (iii) property damage sustained by third parties, or personal injury or death occurring prior to the Closing, (iv) any regulatory fines or penalties attributable to ownership or operations prior to the Closing; or (v) any accounting or payments due to third parties for hydrocarbon production (or the proceeds from the sale thereof) or processing attributable to the period of time prior to the Effective Time, all of which shall remain the responsibility of the SELLER.

2.4	Purchase Price:
PURCHASER agrees that the total purchase price for the Oil & Gas Interests shall be Thirty-seven Million Seven hundred Twenty-seven Thousand Five hundred thirty-three and no/hundredths ($37,727,533.00) Dollars (the "Purchase Price") payable at Closing. The payment of the Purchase Price shall be made by electronic transfer of immediately available funds (EFT) (i) in the amount described in
Section 3.5(d) to the credit of the escrow agent in the manner described in the Exhibit 4 Escrow Agreement, and (ii) in the remaining amount of the Purchase Price to the credit of SOI, for itself and as agent for SOIFI, at the following bank account: Account #322018773, Chase Manhattan Bank,
New York, New York, ABA #021000021.

2.5	Additional Consideration:

2.5.1
As additional consideration and upon Closing:
(i) PURCHASER shall assume all of Seller's responsibility and liability for the proper plugging and abandonment of all Wells; and

(ii) Other than with respect to Prospect Chameleon (East Cameron 187, 194) and Prospect Killer Bee (Vermilion 260), SELLER shall retain an overriding royalty interest on each Lease equal to 8.33333% of 8/8ths of all oil, gas, and other minerals produced and saved attributable to SELLER's Working Interest in such Lease as such Working Interest is listed on Exhibit 1, proportionately reduced in the event SELLER owns less than a 100% Working Interest in such Lease, calculated and paid in the same manner as royalty is paid to the Lessor of each such Lease ("SELLER's Retained Override"); such overriding royalty shall run with the land but shall not be payable out of production from wells in which PURCHASER has no interest by reason of withdrawal, non-consent, or non-participation under a joint operating agreement. SELLER shall have the right to take its production in kind. PURCHASER shall be entitled to pay SOI, for the benefit of both SOI and SOIFI, as their interests appear, with respect to said Retained Override.

2.5.2
In addition and upon Closing, except as provided in Section 2.5.3, PURCHASER assumes responsibility and liability for claims arising out of the following occurrences, events and activities on or related to the Oil & Gas Interests ("Environmental Obligations"), regardless of whether resulting from any acts or omissions of SELLER prior to the Effective Time or the condition of the Oil & Gas Interests when acquired;

(a)	Environmental pollution or contamination, including pollution or contamination of the soil, sea, groundwater or air by hydrocarbons, brine, NORM or otherwise;

(b)	Underground injection activities and waste disposal onsite;

(c)	Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface, sea floor, and subsurface pollution;

(d)	Disposal on the Oil & Gas Interests of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership or operation of the Oil & Gas Interests.

2.5.3	Exclusions:
PURCHASER's Environmental Obligations do not include the following, all of which remain the responsibility and liability of SELLER:

(a)	Any civil or criminal fines or penalties that may be levied against
SELLER by any court or regulatory authority for any violation of any laws, rules or regulations in connection with the ownership or operation of the Oil & Gas Interests before the Effective Time;

(b)	Transportation and disposal offsite from the Oil & Gas Interests before the Effective Time of any hazardous substances, wastes, NORM, materials, and products generated by or used in connection with the ownership or operation of the Oil & Gas Interests before the Effective
Time; and

(c)	Claims against PURCHASER by third parties, including governmental agencies, resulting from the Environmental Obligations, which arose, accrued, and are attributable to the ownership or operation of the Oil & Gas Interests prior to the Effective Time, and are asserted within twenty-four (24) months after the Effective Time, based upon laws enacted as of the Effective Time. It is agreed and understood, moreover, that this exclusion and SELLER's indemnity obligations with respect to the same under this Agreement shall be limited only to Claims against PURCHASER by third parties, including governmental agencies.

2.6	Title and Risk of Loss:
SELLER shall deliver possession of the Oil & Gas Interests to PURCHASER at the Closing. Upon Closing, title to and risk of loss with respect to the Oil & Gas Interests (and all associated property) shall pass to PURCHASER as of the Effective Time.

2.7	Specific Performance:
Each Party shall have the right of specific performance.

2.8	Insurance:
SELLER and PURCHASER agree that, as to liabilities assumed by PURCHASER hereunder, all property or liability insurance obtained by PURCHASER to cover losses of property or environmental damages or for personal injury or death shall name SELLER as additional insured, where permitted by the terms of the applicable policies, and shall contain a waiver of subrogation against SELLER.

SECTION 3 - TITLE AND ENVIRONMENTAL

3.1	Title Matters:
SELLER WILL CONVEY THE OIL & GAS INTERESTS TO PURCHASER
WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY OR IMPLIED, except that SELLER will specially warrant and agree to defend title to the Oil & Gas Interests conveyed against the lawful claims and demands of all persons claiming title to the Oil & Gas Interests by, through and under SELLER, but not otherwise. Notwithstanding the above, PURCHASER shall have the right of full substitution and subrogation in and to any and all rights and actions of warranty which SELLER may have against any and all preceding owners of the Oil
& Gas Interests.

3.2	Physical Condition of the Assets:
PURCHASER acknowledges that the Oil & Gas Interests have been used by SELLER for oil and gas drilling and production operations and related oilfield operations and physical changes in the Oil & Gas Interests (or adjacent lands) may have occurred as a result of such uses. In this regard, the Oil & Gas Interests may also contain unplugged (or improperly plugged) wells, wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be Known by SELLER or be readily apparent by a physical inspection of the property. PURCHASER and SELLER understand that neither SELLER nor PURCHASER has the requisite information with which to determine the exact condition of the Oil & Gas Interests nor the effect any such use has had on the physical condition of the Oil & Gas Interests.

3.3	NORM:
PURCHASER acknowledges that some oilfield production equipment comprising the Oil & Gas Interests may contain naturally occurring radioactive material ("NORM"). In this regard, PURCHASER specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Oil & Gas Interests and being located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease. PURCHASER expressly understands that special procedures may be required for the removal and disposal of NORM from the Oil & Gas Interests if and where they may be found, and PURCHASER assumes SELLER'S liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on a Lease at or after the Effective Time in accordance with all requirements of governmental agencies.

3.4	Availability of Data:
To SELLER's Knowledge, all historical file information of SELLER regarding hydrocarbon production and produced water that may have been spilled or disposed of on-site and the locations thereof, together with all underground injection and solid waste disposal sites have been made available to PURCHASER for inspection prior to the Closing except for interpretive or predictive reservoir data or information which SELLER considers confidential or proprietary. SELLER has not caused any environmental assessment of the Oil & Gas Interests to be performed or (except as noted above) attempted to gather information necessary to determine the exact nature of the environmental c ondition of the Oil & Gas Interests for the purposes of this sale.

3.5	Preferential Rights and Consents:
(a) Prior to the date of the execution of this Agreement, SELLER has consulted with PURCHASER on the forms of notice and request for waivers to be sent to all holders of preferential purchase rights ("Rights") or consent rights in the Leases. As soon as practicable after the date hereof, unless previously transmitted, SELLER shall transmit to the respective holders of the Rights the notices and request for waivers.

(b) To the extent that any Rights are exercised by any third party entitled to exercise such Rights, then the Leases subject to such Rights shall not be sold to PURCHASER and shall be excluded from the Agreement and the Purchase
Price shall be reduced by the value allocated to such Lease(s) as set forth on
Exhibit 4. Subject to the terms of the Rights, if any third party initially elects to exercise a Right, but subsequently refuses or elects not to consummate the purchase under such Right and such refusal continues until 90 days following Closing, PURCHASER shall purchase such interests covered by the Right for its allocated value as set forth in Exhibit 4, as of the Effective Time, and the closing of such transaction shall take place on a date mutually acceptable to PURCHASER and SELLER, but not more than 30 days following such failure or refusal.

(c) SELLER shall not object to PURCHASER discussing with the holder of any Right the possible exercise, waiver or expiration of such Rights, without any liability on the part of SELLER.

(d) At Closing, (i) SELLER shall deposit into an escrow to be created pursuant to Exhibit 4, multiple originals of documents of assignment, transfer and conveyance (the "Right Assignments") relating to the Leases: (a) for which the time for the exercise of the Right has not expired or been waived and/or (b) on which all required consents have not been obtained prior to Closing and (ii) PURCHASER shall deposit into escrow, the portion of the Purchase Price allocated to the applicable Leases subject to the unexpired Right or unobtained consent, as set forth in Exhibit 5. Promptly after the expiration or waiver of any Right and/or the obtaining of the required consents as applicable, SELLER and PURCHASER, by joint notice, shall instruct the escrow agent (i) to deliver the applicable Rights Assignment to PURCHASER, and (ii) to release to SELLER with interest, if any, the allocable portion of the Purchase Price attributable to the applicable Lease as set forth in Exhibit 4.

(e) If a Right is exercised timely after Closing, or a consent is not obtained within sixty (60) days of Closing, PURCHASER and SELLER agree as follows: (1) the escrow agent, upon receipt of the joint instructions of PURCHASER and SELLER, shall destroy the applicable Right Assignment; (2) SELLER shall execute and deliver to the holder of the applicable Right an appropriate instrument of assignment, transfer and conveyance, and (3) the escrow agent shall release to PURCHASER, with interest, if any, the allocable portion of the Purchase Price attributable to the applicable Lease as set forth in Exhibit 4.

SECTION 4 - CLOSING

4.1	Time:
The Closing shall be held on or before January 21, 2000, (unless otherwise mutually delayed as provided in this Section), at the offices of SELLER at 701 Poydras Street, New Orleans, Louisiana. The time and place for Closing may be changed to an earlier or later time and place by mutual written agreement of the Parties, but any acceleration or delay in the Closing shall not change the Effective Time.

4.2	 Closing:
Subject to Section 3 hereof, the following shall take place at the Closing:

(a)	SELLER and PURCHASER shall execute and deliver assignments on the forms which are attached as Exhibits "2-a" through "2-d".

(b) PURCHASER shall pay to SELLER by wire transfer an amount equal to the Purchase Price, less the portion described in item (c) below.

(c) PURCHASER shall pay into escrow by wire transfer the amount provided for in
Section 3.5(d).

(d)	PURCHASER and SELLER shall execute and deliver the remaining documents contemplated by the transaction described herein and any other agreements relative hereto deemed necessary or appropriate by the Parties.

The parties shall execute other appropriate instruments necessary to effect or support the transaction contemplated in this Agreement, including without limitation, any ratification or joinder documents prepared by SELLER consistent with the terms of this Agreement required to transfer any Contract Rights and any lease assignment forms, and Designations of Operator or other forms required by federal or state agencies to transfer operatorship of the Oil & Gas Interests to PURCHASER, where applicable and contractually permissible.

Upon PURCHASER's completion of its Closing obligations, and subject to Section 3, SELLER shall deliver to PURCHASER, exclusive possession of the Oil & Gas Interests as of the Closing. Notwithstanding any other provision of this Agreement, the failure of PURCHASER to deliver all of the Purchase Price, as adjusted as contemplated above, at Closing shall entitle SELLER to withhold all conveyancing documents until such time as it has received the full consideration for the conveyance. This right shall be in addition to all other rights and remedies that SELLER may have under this Agreement or at law or in equity.

No agreement to be executed and delivered at the Closing, or action to be taken at the Closing, shall be effective until all such agreements have been executed and delivered or actions have been taken, and all such agreements and actions shall be deemed to be effective concurrently.

4.3	Post Closing Obligations:
Upon condition that the Closing shall have occurred, SELLER and PURCHASER agree to perform the following "post-Closing obligations":

4.3.1	Recording & Filing:
Within ninety (90) days of Closing, PURCHASER shall (i) file or record the conveyancing documents in the appropriate governmental records and (ii) file for approval with the applicable governmental agencies all state and federal transfer and assignment documents for the Oil & Gas Interests. PURCHASER shall provide a copy of same, including recording date, to the SELLER.

4.3.2	Change of Operator:
Where SELLER is the designated Operator of a Lease, and PURCHASER is entitled to assume operatorship thereof, if requested by PURCHASER, SELLER will in good faith endeavor to solicit the approval of PURCHASER as Operator from the working interest owners of the Lease, PURCHASER shall promptly file all appropriate forms, declarations or bonds with federal and state governmental agencies relative to PURCHASER's assumption of operations from SELLER. PURCHASER shall also take all actions necessary to qualify as a successor Operator to SELLER under any applicable joint operating agreement (subject to the terms of that operating agreement).

4.3.3	Notices to Third Parties:
PURCHASER shall notify all lessors, royalty owners, operators, non-operators, purchasers of production and governmental agencies that PURCHASER has purchased the Oil & Gas Interests and has assumed liability for their continued operation from and after the Closing. PURCHASER and SELLER shall execute any transfer orders and division orders necessary to transfer payment of the proceeds from the sale of production from the Oil & Gas Interests as of the Effective Time to PURCHASER.

4.3.4	Property Records:
Within thirty (30) days after Closing, SELLER shall deliver to PURCHASER the property and business records (2.1.7), proprietary data (2.1.6) and other property and business records specified in this Agreement (subject to the limitations contained in this Agreement). If SELLER retains any original records, PURCHASER shall have the right to review (and copy at PURCHASER'S expense) such original records during SELLER's normal business hours. PURCHASER shall retain any original records delivered, and SELLER shall retain any such original records not delivered to PURCHASER for a period of seven (7) years from the Effective Time. SELLER reserves the right to access (and copy at SELLER's expense) all original records delivered for a period of seven (7) years from the Effective Time (and PURCHASER agrees to grant SELLER access to the records during PURCHASER's normal business hours). In the event that SELLER or PURCHASER wishes to destroy any such original books or records in its possession or in the possession of any of its Affiliates prior to such date, such party shall give not less than sixty (60) days notice to the other party and such other party shall have the right, at its own expense, during reasonable business hours, to remove such books and records and to keep possession of same. After the seventh anniversary of the Effective Time, each party will retain (and may destroy) such books and records in accordance with such party's customary record retention practices. If
PURCHASER transfers any portion of Oil & Gas Interests, PURCHASER shall ensure that this records retention obligation shall continue as its Assignee's obligation.

4.3.5	Use of Name:
On or before ninety (90) days after Closing, PURCHASER will remove, or cause to be removed, from the platforms and facilities pertaining to the Oil & Gas Interests, the name, logo and service mark of SELLER and all variations and derivations thereof, and will not thereafter make use thereof.

4.4	Governmental Approvals:
PURCHASER and SELLER shall execute and file all forms (and PURCHASER shall perform all acts) required by the MMS (and other appropriate governmental agencies) to transfer operatorship of the Oil & Gas Interests from SELLER to PURCHASER, as applicable, effective as of the Effective Time. The conveyances (along with any change in operatorship) involved in this transaction are subject to approval by the MMS (and possibly other governmental agencies).

SECTION 5.0 - GENERAL REPRESENTATIONS AND
WARRANTIES

5.1	Reciprocal Representations and Warranties:
SELLER and PURCHASER each represent and warrant to the other, that as of the date of this Agreement, as of the Effective Time and as of the Closing:

(a)	Corporate Organization:  The Party making the representation is a corporation or limited liability company validly existing and in good standing under the laws of that entity's state of formation, with the requisite power and authority to own property and assets such as the Oil & Gas Interests and to carry on its business as now being conducted.

(b)	Requisite Approvals:  The Party making the representation has the requisite power and authority to execute and deliver this Agreement and to consummate the transaction contemplated in this Agreement. This Agreement constitutes a valid and binding obligation of the Party making the representation, enforceable against it in accordance with the terms hereof, and no other act, approval or proceeding on its part is required to authorize the execution and delivery of this Agreement or the consummation of the transaction contemplated hereunder.
This Agreement (and all closing documents) are executed by appropriate officials having the requisite authority to execute and deliver such documents on behalf of the Party making the representation.

(c)	Impediments to Consummation of Agreement:  This Agreement, and the
execution and delivery hereof by the representing and warranting Party, do not, and the consummation of the transaction contemplated hereunder will not, violate any provision of, or constitute a default under, the charter, by-laws or operating agreement of such Party or any law or regulation to which it is subject, or any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which it is a Party or by which it or any of its assets or properties is bound.

(d)	Bankruptcy:  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against the Party making the representation.

5.2	SELLER's Representations & Warranties:
SELLER represents and warrants to PURCHASER, that as of the date of this Agreement, the Effective Time and the Closing:

(a)	Permits:  All material permits affecting the Oil & Gas Interests have been made available for PURCHASER's review and are being transferred to PURCHASER in this transaction, to the extent transferable.

(b)	Compliance with Laws:  To SELLER's knowledge, SELLER has not violated any applicable laws or statutes, or any applicable regulations, rules or orders promulgated by the Federal Energy Regulatory Commission, the MMS or any other federal or state regulatory agency, or any of their predecessor agencies, which might materially and adversely affect the value to PURCHASER of the Oil & Gas Interests, or the production therefrom.

(c)	Preferential Purchase Rights and Consents to Assignment:  Other than as set forth on Schedule 5.2(c), the Leases are not subject to any agreements containing preferential purchase rights or consent to assignment provisions that must be complied with prior to the assignment of the Leases to PURCHASER.

(d)	Litigation:  There is neither any claim, dispute, suit, action, investigation or other proceeding pending before any court or governmental agency nor, to SELLER's knowledge, threatened against SELLER or any Affiliate of SELLER which might materially diminish the value or impede the operation of any Oil & Gas Interest, or which challenges or pertains to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e)	Taxes:  All ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments payable with respect to the Oil & Gas Interests and based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been and will be timely paid in all respects.

(f)	Leases and Wells:  To SELLER's knowledge (i) SELLER is not in material default under any of the material terms and provisions of any of the Leases or under any agreement to which the same are subject; (ii) all royalties, rentals, and other payments due thereunder by SELLER prior to Closing have been timely and properly paid in full on or before the due dates thereof; and (iii) all of the wells have been drilled, completed, and operated within the boundaries of the Leases or Oil & Gas Interests or within the limits otherwise permitted by contract, pooling, or unit agreement, and by law and in compliance with all applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof. All Wells drilled by SELLER or its assigns on the Leases are listed on
Schedule 5.2(f).

(g)	Marketing:  Except as disclosed on Exhibit 1, no amounts of hydrocarbons produced from the Oil & Gas Interests and marketed by SELLER and to SELLER's knowledge, no amount of SELLER's hydrocarbons produced from the Oil & Gas Interests and marketed by others are subject to a sales, transportation or processing contract (except for contracts terminable without penalty by SELLER on not more than 30 days notice), and, no person has any call upon, option to purchase or similar rights under any agreement with respect to the Oil & Gas Interests or to the production therefrom. (In this connection, SELLER represents, warrants and undertakes that within twenty-one
(21) days of Closing it will obtain an unconditional release of the dedication of any volumes from the Leases to Manta Ray Gas Gathering Company.) SELLER has not in any respect collected, nor will SELLER in any respect collect, any proceeds from the sale of hydrocarbons produced from the Oil & Gas Interests that are subject to refund by PURCHASER. As of the Effective Time, proceeds from the sale of oil, condensate, and gas from the Oil & Gas Interests were being received in all respects by SELLER in a timely manner and were not being held in suspense for any reason. SELLER has not been nor will PURCHASER be obligated by virtue of any prepayment made under any gas transportation, production sales contract, or any other contract containing a "take or pay" clause, or under any gas balancing, deferred production or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of the Oil & Gas Interests at some future time without receiving full payment therefor at the time of delivery.

(h)	Contract Rights:  To SELLER's knowledge, with respect to the Contract
Rights: (i) as to SELLER, all Contract Rights which have not previously expired or been terminated by mutual agreement are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles; (ii) SELLER is not in material breach or default with respect to any of their obligations under any material Contract Right; and (iii) neither SELLER nor any other party to any Contract Right has given or threatened to give notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Contract Right or any provision thereof; and (iv) to SELLER's Knowledge, SELLER has not made or agreed to any material changes to any Contract Right, between the Effective Date and Closing, without PURCHASER's Knowledge.

(i)	Environmental Matters:  To SELLER's knowledge, and only as to those Oil &
Gas Interests where SELLER is the Operator, : (i) SELLER has obtained all permits, licenses, and other authorizations that are required under federal, state, and local laws with respect to pollution or protection of the environment relating to the Oil & Gas Interests, including laws relating to actual or threatened emissions, discharges, or releases of pollutants, contaminants, or hazardous substances, or other toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants of hazardous substances, or other toxic materials or wastes ("Environmental Laws"); and
(ii) SELLER and the Oil & Gas Interests are in substantial compliance in all material respects with all Environmental Laws and all material terms and conditions of such permits, licenses and authorizations. SELLER has not received written notice of any past or present conditions, circumstances, activities, practices, incidents, actions, or plans that are reasonably likely to interfere or prevent continued compliance, or that are reasonably likely to give rise to any material liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous substance or other toxic material or waste from or attributable to any Oil & Gas Interest.

(j)	SELLER'S Working Interest and Net Revenue Interest in each of the Leases and each of the wells on the Leases are as shown on Exhibit 1 and for purposes of
SELLER'S by, through and under warranty, SELLER warrants that SELLER is delivering the Working Interest and Net Revenue Interest reflected on Exhibit 1, exclusive of SELLER's Retained Override.

(k) Except as set forth on Schedule 5.2(k), other than the Retained Override there are no overriding royalty, production payments, net profit interests or other revenue burdens on the Leases other than the royalty due the MMS under each of the Leases.

(l) Operations: To SELLER's Knowledge, with respect to the joint, unit, or other operating agreements relating to the Oil & Gas Interests: (i) there are no outstanding calls or payments under authorities for expenditures ("AFE's"); and (ii) there are no operations under the operating agreements relating to the Oil & Gas Interests with respect to which SELLER has become a non-consenting party or outstanding AFE's.

5.3	PURCHASER's Representations & Warranties:
PURCHASER represents and warrants to SELLER, that as of the date of this Agreement, the Effective Time and the Closing:

(a)	Receipt of Data:  PURCHASER represents that it has had the opportunity to perform due diligence on the Oil & Gas Interests that PURCHASER wishes to purchase, which includes physical inspection(s), environmental assessment(s), reviewing well data and other files, and performing all necessary tasks involved in evaluating the Oil & Gas Interests.

(b)	Independent Evaluation:  PURCHASER represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as SELLER and that it has had access to the Oil &
Gas Interests, the officers and employees of SELLER, and the books, records and files made available by SELLER relating to the Oil & Gas Interests. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, PURCHASER has relied solely on the basis of its own independent due diligence investigation of the Oil & Gas Interests and upon the representations and warranties made in Section 5 of the Agreement. ACCORDINGLY, PURCHASER ACKNOWLEDGES THAT
SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY
DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY
(OTHER THAN THOSE EXPRESS LIMITED REPRESENTATIONS AND
WARRANTIES MADE IN SECTION 5 OF THIS AGREEMENT), EXPRESS,
IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE,
RELATING TO THE OIL & GAS INTERESTS.

(c)	No Securities Distribution:  PURCHASER represents to SELLER that
PURCHASER intends to acquire the Oil & Gas Interests for PURCHASER's own benefit and account and that PURCHASER is not acquiring such interests with the intent of distributing fractional undivided interests in the Oil & Gas Interests that would be subject to regulation by federal or state securities law, and that if, in the future, PURCHASER should sell or otherwise dispose of the Oil & Gas Interests in any manner that would be subject to securities regulation, PURCHASER will fully comply with all federal and state securities laws.

5.4	SELLER's Reliance:
PURCHASER acknowledges that SELLER is entering this transaction relying upon PURCHASER's representations and warranties, upon PURCHASER's assumption of obligations and liabilities pertaining to the Oil & Gas Interests and upon the agreements and undertakings of PURCHASER provided for herein. SELLER acknowledges that PURCHASER is entering this transaction relying upon SELLER's representations and warranties, upon SELLER's retention as set forth herein of certain obligations and liabilities pertaining to the Oil & Gas Interests, and upon the agreements and undertakings of SELLER provided for herein.

5.5	Survival of Representations & Warranties:
Subject to Section 7 hereof, all of the representations, warranties, indemnities and agreements of or by the Parties to this Agreement shall survive the Closing of this transaction as provided herein and shall not merge into the conveyancing documents.

SECTION 6 - PURCHASER'S OBLIGATION

6.1	PURCHASER's Assumed Obligations:
After the Closing, PURCHASER shall assume and perform all of the rights, duties, obligations and liabilities of ownership of the Oil & Gas Interests, as follows:

(a)	The express and implied obligations, conditions and covenants under the terms of each Lease or the Contract Rights to which the Oil & Gas Interests are subject, except as provided in Section 2.3.1; and

(b)	Responsibility for compliance with all applicable laws, regulations, ordinances, rules and orders and the procurement and maintenance of all permits and bonds required by governmental authorities relating to the Oil & Gas Interests and which accrue after the Closing; and

(c)	Responsibility for royalties, overriding royalties, net profits interests, rentals, shut-in payments (if any) to which the Oil & Gas Interests are subject and which are attributable to the period after the Effective Time; and

(d)	All other obligations assumed by PURCHASER under the terms of this
Agreement.

6.2	Plugging and Abandonment of Wells, Removal of Facilities:
PURCHASER recognizes and specifically assumes SELLER's obligation to:

(i)	properly plug and abandon (or re-plug) any and all oil, gas or condensate
Wells and wellbore(s) (whether producing, not producing or abandoned or plugged prior to or after the Effective Time), water source, water injection and other injection and disposal wells and systems located on each Lease (or lands pooled with a Lease); and

(ii)	restore each Lease and wellsite(s) associated with the Oil & Gas Interests as required by such Lease;

all in accordance with the rules, regulations, and requirements of any governmental authority having jurisdiction thereof, and in accordance with all obligations, express or implied, in any contract assumed by PURCHASER, whether or not any such obligations arise prior to or after the Effective Time. PURCHASER agrees to pay all such costs and expenses associated with any such plugging and abandoning, removal, or restoration.

SECTION 7 - DISCLAIMER OF WARRANTY /
INDEMNIFICATION

7.1	Sale "As Is" "Where Is":
PURCHASER REPRESENTS THAT IT HAS INSPECTED THE OIL & GAS
INTERESTS AND ACCEPTED THE PHYSICAL AND ENVIRONMENTAL
CONDITION OF SAME ON AN "AS IS-WHERE IS" BASIS, SUBJECT TO THE
TERMS OF THIS AGREEMENT.  PURCHASER RELEASES SELLER FROM ANY
LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL
CONDITION OF THE OIL & GAS INTERESTS AT THE EFFECTIVE TIME
(OTHER THAN AS MAY BE PROVIDED FOR UNDER THIS AGREEMENT)
WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLER'S
NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND WHETHER OR NOT
ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH
SELLER'S OWNERSHIP OF THE OIL & GAS INTERESTS  OR USE OF THE
PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE EFFECTIVE
TIME.  WITHOUT LIMITING THE ABOVE, PURCHASER WAIVES ANY RIGHT,
EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT, TO
RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES
SELLER AND SUBJECT TO, AND AS PROVIDED IN, THIS AGREEMENT,
AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER
HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES,
LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND
EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION,
ATTORNEYS' FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN
OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON
ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL
CONDITION OF THE OIL & GAS INTERESTS AT THE EFFECTIVE TIME OR
ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT
LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE,
COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. 9
9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF
1976 (42 U.S.C. 9 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. 99 466 et.
seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. 9 1401-1450), THE
HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. 9 7401 et. seq.)
AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY
OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT
ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH,
SELLER's OWNERSHIP OF THE OIL & GAS INTERESTS  OR USE OF THE
PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE EFFECTIVE
TIME, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY
OF SELLER OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR
PASSIVE, NEGLIGENCE OF SELLER, EVEN IF CAUSED BY THE GROSS
NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER PRIOR TO  CLOSING.

7.2	DISCLAIMER REGARDING OIL & GAS INTERESTS:
PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND
SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE OIL & GAS INTERESTS (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF
THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY
IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY
VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING
UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT THE
IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED
TO PURCHASER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO
THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS PURCHASER DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

7.3	DISCLAIMER REGARDING INFORMATION:
SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND
PURCHASER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS
NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR
IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION (OTHER THAN SUCH INFORMATION AS IS EXPRESSLY REPRESENTED AND WARRANTED IN SECTIONS 3.4 AND 5 HEREOF), DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

7.4	Indemnification:

(a)	Except for those matters covered by SELLER's indemnity as set forth in
Section 7.4(b), PURCHASER shall indemnify, defend and hold harmless
SELLER and its respective Affiliates, and each of their respective directors, officers, employees, stockholders and agents, from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys' fees) ("Losses") asserted against, resulting from, imposed upon or incurred by SELLER as a result of, or arising out of, (i) the breach of any of the representations, warranties, covenants or agreements of PURCHASER contained in this Agreement, (ii) the disclaimers of SELLER, including but not limited to, the provisions of Paragraphs 3.2, 3.3, 3.4, and those contained in this Section 7.0, and/or (iii) as a result of, or arising out of, PURCHASER's ownership or operation of the Oil & Gas Interests, including, but not limited to, the obligation to properly plug and abandon all wells now or hereafter located on any of the Oil & Gas Interests, or as a result of, or arising out of, any matter or circumstance relating to the Environmental Obligations assumed by PURCHASER pursuant to Section 2.5.2, regardless in each case whether known or unknown, whether attributable to periods of time before or after the Effective Time or Closing, and regardless of the strict liability of SELLER or whether SELLER was or was alleged to have been negligent, including without limitation, the sole, joint or concurrent, active or passive negligence of SELLER, even if SELLER was or was alleged to have been grossly negligent or guilty of willful misconduct.

(b)	SELLER shall indemnify, defend and hold harmless PURCHASER and its
Affiliates, and its and their respective directors, officers, members, managers, employees, stockholders and agents, from and against all Losses asserted against, resulting from, imposed upon or incurred by PURCHASER or such other persons entitled to indemnification under this Section 7.4(b) as a result of, or arising out of, (i) the breach of any of the representations, warranties, covenants or agreements of SELLER contained in this Agreement, (ii) the Excluded Assets, (iii) any matter or circumstance described in Sections 2.3.1 or 2.5.3, or (iv) the breach of the limited title warranty in Section 3.1.

(c)	Notwithstanding anything to the contrary in this Agreement, the liability of
SELLER and PURCHASER under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(i)	In no event shall any amounts be recovered from SELLER under Section
7.4(b) or otherwise for which a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses ("Claim Notice") is not delivered to SELLER prior to the close of business within thirty (30) months after Closing at 5:00 p.m., local time, and the indemnity obligation of SELLER in
Section 7.4(b) with respect to such representations and warranties shall terminate on said date.

(ii)	Except as set forth above, the representations and warranties of the
Parties set forth in this Agreement shall survive the Closing for a period of twenty-four (24) months and all representations and warranties of the Parties under this Agreement shall terminate twenty-four (24) months after Closing; provided, however, that any such representation or warranty that is the subject of a Claim Notice delivered in good faith in compliance with the requirements of Section 7.4(d) shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

(iii)	Notwithstanding anything to the contrary herein, in no event shall
(i) SELLER or PURCHASER be liable to the other for punitive, exemplary, consequential, or special damages; (ii) SELLER indemnify PURCHASER or any other person, or be otherwise liable in any way whatsoever to PURCHASER or any other person, for any Losses arising from whatever cause, including the breach of a representation or warranty of SELLER, in excess of an amount equal to the Purchase
Price; and (iii) SELLER indemnify PURCHASER, or be otherwise liable to PURCHASER, for any losses until PURCHASER has suffered losses in the aggregate in excess of a deductible in an amount equal to one percent (1%) of the Purchase Price, after which point SELLER will be obligated only to indemnify PURCHASER from and against further losses in excess of such deductible.

(iv)	No amount shall be recovered from any Party for the breach or untruth of any representations or warranties, of the other Party, or for any other matter, to the extent that the Party claiming a Loss as a result thereof had actual Knowledge of such breach, untruth or other matter at or prior to the Closing, nor shall PURCHASER be entitled to rescission with respect to any such matter.

(d)	All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 7.4(d). Any person claiming indemnification hereunder is hereinafter referred to as the ''Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified
Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party). In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party and no claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise entails a full and unconditional release of the Indemnified Party without any admission or finding of fault or liability.

SECTION 8 - ADMINISTRATIVE PROVISIONS

8.1	Expenses of Sale:
Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions under this Agreement.

8.2	Third Party Rights:
Except as to those indemnity obligations owed to the indemnified entities or persons listed in Section 7 hereof, notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any person who is not a Party to this Agreement (including without limitation, any broker or finder, creditor or other person), and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

8.3	Further Actions:
PURCHASER and SELLER further agree that each will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, or advisable, to carry out their obligations under this Agreement.

8.4	Assignment:
Prior to the Closing, neither Party shall assign this Agreement or any of its rights or obligations under this Agreement without obtaining the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Party shall be void. This Agreement and its respective covenants shall be referenced in any assignment affecting the Oil & Gas Interests.

8.5 	Notices:
Any notice provided or permitted to be given under this Agreement shall be in writing, and may be sent by personal delivery, facsimile machine or by depositing same in the United States Mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notices deposited in the mail in the manner hereinabove described shall be deemed to have been given and received upon the date of delivery as shown on the return receipt (or upon the date of attempted delivery where delivery is refused). Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means), and when delivered and receipted for, if hand-delivered, sent by express courier or delivery service. For purposes of notice, the addresses of the Parties shall be as follows:

EXPRESS MAIL		REGULAR MAIL

SOI
(and as agent for SOIFI)

Shell Offshore Inc.		Shell Offshore Inc.
ATTN: Land Manager		ATTN: Land Manager
701 Poydras Street 		P. O. Box 61933
New Orleans, LA 70139		New Orleans, LA 70161

Telephone -  (504) 728-6704
Facsimile  -  (504) 728-0399


PURCHASER

McMoRan Oil & Gas LLC
ATTN:  Senior Vice President, Land
1615 Poydras Street
New Orleans, LA 70112


Telephone - (504) 582-4610
Facsimile  - (504) 582-4155


or at such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth.

8.6	Public Announcements:
The Parties agree that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the Party desiring to make such public announcement or statement shall obtain the written approval of the other Party to the text of such announcement or statement, which approval may be withheld for any reason. Nothing contained in this Section shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency, to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction, or necessary to comply with disclosure requirements of applicable securities laws or any applicable stock exchanges.

8.7	Time Limits:
Time is of the essence in this Agreement and all time limits shall be strictly construed and enforced. The failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Except as otherwise limited by the time limits contained in this Agreement, such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

8.8	Compliance with Laws & Regulations:
This Agreement, and all operations conducted by the Parties pursuant to this Agreement, are expressly subject to and shall comply with all laws, orders, rules and regulations of any federal, state or local governmental authority having jurisdiction. No Party shall suffer a forfeiture or be liable in damages for failure to comply with any of the provisions of this Agreement if such compliance is prevented or if such failure results from compliance with any applicable law, order, rule or regulation.

8.9	Applicable Law:
The provisions of this Agreement and the relationship of the Parties shall be governed and interpreted according to the laws of the State of Louisiana without giving effect to principles of conflicts of laws.

8.10	Arbitration:
Any controversy or claim ("Claim"), whether based on contract, tort, statute or other legal or equitable theory arising out of or related to the breach of one or more of the warranties and representations made in this Agreement, or as a result of any other matters which may give rise to a liability with respect to this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ( the "Rules"), and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C 1-16, to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

The arbitration shall be held in New Orleans, Louisiana.

There shall be one arbitrator mutually agreeable to the Parties. In the event the Parties cannot agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules.

The arbitrator shall determine the Claims of the Parties and render a final award in accordance with the substantive law of the State of Louisiana, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing. All statutes of limitations and defenses based upon passage of time applicable to any Claim (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending.

The obligation to arbitrate any Claim shall extend to the successors, assigns and third Party beneficiaries of the parties. The Parties shall use their best efforts to cause the obligation to arbitrate any Claim to extend to any officer, director, employee, shareholder, agent, trustee, affiliate, or subsidiary. The terms hereof shall not limit any obligations of a Party to defend, indemnify, or hold harmless another Party against court proceedings or other Claims, losses, damages or expenses.

The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer interrogatories, to respond to requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and all other persons within such Party's control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator upon finding good cause.

Each Party shall bear its own costs, expenses and attorney's fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorney's fees in connection with such court proceeding.

In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrator and in no event for longer than 60 days.

The cost of the arbitrator shall be shared equally by all parties.

8.11	Severance of Invalid Provisions:
In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

8.12	Construction & Interpretation:
The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

8.12.1	Headings for Convenience:
Except for the definition headings, all the table of contents, captions, numbering sequences, paragraph headings and punctuation used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect other than to aid a reasonable interpretation of this Agreement.

8.12.2	Gender & Number:
The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities or groups thereof. Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

8.12.3	Independent Representation:
Each Party has had the benefit of independent representation with respect to the subject matter of this Agreement. This Agreement, though drawn by one Party, shall be construed fairly and reasonably and not more strictly against one Party than another.

8.13	Integrated Agreement:
This Agreement, and the Exhibits and Schedules attached and incorporated herein, and the instruments delivered at or in connection with the Closing hereunder ("Closing Documents") contains the final and entire agreement of the Parties with respect to the subject matter of this contract. There are no representations, warranties or promises, oral or written, between the Parties other than those included in this Agreement or in any Closing Document. Upon execution of this Agreement by all Parties, this Agreement shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement. Each of the Parties acknowledges that no other Party has made any promise, representation or warranty that is not expressly stated in this Agreement or in any Closing Document. This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all the Parties. This Agreement is entire as to all the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

8.14	Binding Effect:
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

8.15	Multiple Counterparts:
This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

8.16	Fair Notice Disclosure Statement:
PURCHASER'S ATTENTION IS DIRECTED TO CERTAIN PROVISIONS OF THIS AGREEMENT WHICH REQUIRE PURCHASER TO DEFEND, INDEMNIFY AND
HOLD SELLER HARMLESS IRRESPECTIVE OF THE STRICT LIABILITY OF SELLER OR THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLER, AND IN SOME CASES THE GROSS NEGLIGENCE
OR WILLFUL MISCONDUCT OF SELLER.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

	SHELL OFFSHORE INC.


	By:	_________________________
			K. R. Sissell
			Agent & Attorney-in-Fact



	SOI FINANCE INC.


	By:	_________________________
			K. R. Sissell
			Agent & Attorney-in-Fact


	McMoRan OIL & GAS LLC


	By:	_________________________
			Glenn A. Kleinert
			Senior Vice President


STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned Notary Public, on this day personally appeared K. R. SISSELL, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as Agent and Attorney-in-Fact for Shell Offshore Inc., a Delaware corporation, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 14th day of January, 2000.


____________________________________
Notary Public

My Commission is for life.



STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned Notary Public, on this day personally appeared K. R. SISSELL, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as Agent and Attorney-in-Fact for SOI Finance Inc., a Delaware corporation, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 14th day of January, 2000.


____________________________________
Notary Public

My Commission is for life.


STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned Notary Public, on this day personally appeared Glenn
A. Kleinert, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as Senior Vice President for McMoRan Oil & Gas LLC, a Delaware limited liability company, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 14th day of January, 2000.


____________________________________
Notary Public

My Commission is for life.